Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements Form S-8 Nos. 333-194634, 333-187206, 333-180334, 333-172409 pertaining to Employee Incentive Plan of AcelRx Pharmaceuticals, Inc.;

(2)	Registration Statements Form S-3 Nos. 333-196089, 333-190003, 333-183237, 333-182245 of AcelRx Pharmaceuticals, Inc. and in the related prospectuses;

of our reports dated March 12, 2015, with respect to the financial statements of AcelRx Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc. included in this Annual Report on Form 10-K of AcelRx Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

March 12, 2015